Exhibit 4.4

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 15, 2006, among NCO Group, Inc., a Pennsylvania corporation (the “Company”) and The Bank of New York, a New York banking corporation, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, Collect Acquisition Corp., a Pennsylvania corporation (the “Issuer,” except upon effectiveness of the Merger, “Issuer” shall mean the Company) and the Guarantors have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”), dated as of November 15 2006 providing for the issuance of 11.875% Senior Subordinated Notes due 2014 (the “Notes”);

WHEREAS, upon effectiveness of the Merger, the Company assumed the Issuer’s obligations under the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. DEFINED TERMS. Defined terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. JOINDER TO INDENTURE. The Company hereby agrees to become bound by terms, conditions and other provisions of the Indenture with all attendant rights, duties and obligations of the Issuer stated therein, with the same force and effect as if the Company had been the initial issuer of the Notes, and in connection therewith expressly assumes the due and punctual payment of the principal of, premium, if any, and interest and Additional Interest, if any, on, the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Issuer to be performed or observed thereunder.

3. NO RECOURSE AGAINST OTHERS. No past, present or future director, manager, officer, employee, incorporator, stockholder or member of the Company, any parent entity of the Company or any Subsidiary, as such, will have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

4. NOTICES. All notices or other communications to the Company shall be given as provided in Section 13.02 of the Indenture.

5. RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6. GOVERNING LAW. THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

9. TRUSTEE MAKES NO REPRESENTATION. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements contained herein are deemed to be those of the Company.

WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: November 15, 2006

NCO GROUP, INC.

By:	/s/ John R. Schwab
Name:	John R. Schwab
Title:	Executive Vice President, Chief Financial Officer and Treasurer

THE BANK OF NEW YORK as Trustee

By:	/s/ Mary LaGumina
Name:	Mary LaGumina
Title:	Vice President

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[Signature page to Senior Subordinated Supplemental Indenture]